Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 17, 2008 except for the effects of discontinued operations discussed in Note 5 as to which the date is September 17, 2008 relating to the consolidated financial statements of Velocity Asset Management, Inc. appearing in this Registration Statement, and to the references to us under the heading “Experts” in such Registration Statement.

/s/ Weiser LLP
New York, NY
September 17, 2008